Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-52728 and No. 333-62052) and Form S-8 (No. 333-108105, No. 33-41934, No. 33-55173, No. 33-55709, No. 33-56088, No. 33-59049, No. 33-59141, No. 33-60943, No. 333-34125, No. 333-36440, No. 333-42987, No. 333-55346, No. 333-75752, No. 333-82422, No. 333-88613, No. 333-116918 and No. 333-124172) of Viacom Inc. of our report dated March 15, 2005, except for Notes 2 and 14, as to which the date is November 18, 2005, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K of Viacom Inc. dated November 18, 2005.

/s/PRICEWATERHOUSECOOPERS

New York, New York
November 18, 2005